                                                                     Exhibit 4.2

                                 AMENDED AND RESTATED
                                SHAREHOLDERS AGREEMENT





                                        among

                                 Amerin Corporation,

                                 Gerald L. Friedman,

                                  Stuart M. Brafman

                             and each Investor set forth

                            on the signature pages hereof

                             Dated as of November 1, 1995

                                  TABLE OF CONTENTS*


                                                                           Page
                                                                           ----



                                      ARTICLE I

                                     DEFINITIONS

    1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .  2


                                      ARTICLE II

                              MANAGEMENT OF THE COMPANY

    2.1  Board of Directors. . . . . . . . . . . . . . . . . . . . . . . .  8
    2.2  Transactions with Affiliates. . . . . . . . . . . . . . . . . . . 10
    2.3  Observers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    2.4  Compensation Committee. . . . . . . . . . . . . . . . . . . . . . 10
    2.5  Termination of Article II . . . . . . . . . . . . . . . . . . . . 11


                                     ARTICLE III

                           RESTRICTIONS ON TRANSFERABILITY

    3.1  General Restrictions. . . . . . . . . . . . . . . . . . . . . . . 11
    3.2  Legend on Share Certificates. . . . . . . . . . . . . . . . . . . 11
    3.3  Permitted Transferees; Transferees to Become Bound. . . . . . . . 12
    3.4  Adverse Persons . . . . . . . . . . . . . . . . . . . . . . . . . 13
    3.5  Transfers by Regulation Y Stockholders. . . . . . . . . . . . . . 13
    3.6  Termination of Certain Provisions of Article III. . . . . . . . . 14




                                      ARTICLE IV

                               RIGHTS TO COMPEL A SALE;
                           RIGHTS TO PARTICIPATE IN A SALE

    4.1  Rights to Compel a Sale . . . . . . . . . . . . . . . . . . . . . 14
    4.2  Rights to Participate in a Sale . . . . . . . . . . . . . . . . . 15


---------------------------
* The Table of Contents is not part of this Agreement.

                                                                           Page
                                                                           ----


    4.3    Rights to Participate in an Open Market Sale. . . . . . . . . . 17


                                      ARTICLE V

                                 REGISTRATION RIGHTS

    5.1    Demand Registration . . . . . . . . . . . . . . . . . . . . . . 19
    5.2    Incidental Registration . . . . . . . . . . . . . . . . . . . . 20
    5.3    Reduction of Offering . . . . . . . . . . . . . . . . . . . . . 21
    5.4    Filings; Information. . . . . . . . . . . . . . . . . . . . . . 22
    5.5    Registration Expenses . . . . . . . . . . . . . . . . . . . . . 26
    5.6    Indemnification by the Company. . . . . . . . . . . . . . . . . 26
    5.7    Indemnification by Holders of Registrable Stock . . . . . . . . 27
    5.8    Conduct of Indemnification Proceedings. . . . . . . . . . . . . 28
    5.9    Contribution. . . . . . . . . . . . . . . . . . . . . . . . . . 29
    5.10   Participation in Underwritten Registrations . . . . . . . . . . 31
    5.11   Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    5.12   Holdback Agreements . . . . . . . . . . . . . . . . . . . . . . 31


                                      ARTICLE VI

                                   OTHER AGREEMENTS

    6.1    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 33
    6.2    Noncompetition. . . . . . . . . . . . . . . . . . . . . . . . . 34
    6.3    Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    6.4    Notices of Acquisitions . . . . . . . . . . . . . . . . . . . . 36


                                     ARTICLE VII

                                    MISCELLANEOUS

    7.1    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 36
    7.2    Binding Effect; Benefit . . . . . . . . . . . . . . . . . . . . 36
    7.3    Assignability . . . . . . . . . . . . . . . . . . . . . . . . . 37
    7.4    Amendment; Waiver; Termination. . . . . . . . . . . . . . . . . 37
    7.5    Specific Performance. . . . . . . . . . . . . . . . . . . . . . 37
    7.6    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    7.7    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    7.8    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 38
    7.9    Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . 38
    7.10   Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . 39

                                 AMENDED AND RESTATED
                                SHAREHOLDERS AGREEMENT


         AMENDED AND RESTATED SHAREHOLDERS AGREEMENT dated as of November 1, 1995 among Amerin Corporation, a Delaware corporation (the "Company"), Gerald L. Friedman ("Friedman"), Stuart M. Brafman ("Brafman") and each Investor set forth on the signature pages hereof (the "Investors").


                                W I T N E S S E T H :


         WHEREAS, the Investors, Friedman and Brafman have previously acquired certain shares of the Company's capital stock;

         WHEREAS, the Company is contemplating an initial public offering (the "Initial Public Offering"), in connection with which all of the Company's existing capital stock will be converted into Voting Common Stock and Nonvoting Common Stock (each as defined herein);

         WHEREAS, in connection with the Initial Public Offering, the parties hereto wish to amend and restate, effective as of the closing of the Initial Public Offering, the Shareholders Agreement dated as of August 26, 1992 (the "Old Shareholders Agreement");

         WHEREAS, in connection with the Initial Public Offering, the Amended and Restated Management Stock and Voting Agreement dated as of August 26, 1992 among Friedman, Brafman and the Company (the "Management Stock Agreement") is also being amended;

         WHEREAS, the Company has in the past granted and may in the future grant from time to time, pursuant to its 1992 Long-Term Stock Incentive Plan (the "1992 Plan"), to certain employees (each, with the exception of Friedman and Brafman, an "Employee Grantee") shares of or options to purchase Voting Common Stock; and

         WHEREAS, each grant under the 1992 Plan to an Employee Grantee requires that the Employee Grantee become a party to the Company's Employee-Shareholders Agreement dated as of November 1, 1995 (the "Employee-Shareholders Agreement");

         NOW, THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

         1.1 DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "Adverse Person" means, as determined in the sole discretion of the Board of Directors of the Company in its good faith judgment, any transferee (or any Affiliate of such transferee) (i) that intends to cause, or is reasonably likely to cause, a material adverse impact on the business or prospects of the Company, Amerin or Amerin Re, including but not limited to any action that in the good faith judgment of the Board of Directors would have a reasonable likelihood of resulting in a downgrade of the then current claims-paying rating assigned by the Rating Agencies to Amerin or Amerin Re or (ii) that is a competitor of the Company, Amerin, Amerin Re or any of their direct or indirect subsidiaries.

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Amerin" means Amerin Guaranty Corporation, an Illinois stock insurance company and a wholly-owned subsidiary of the Company, and any successor or successors thereto.

         "Amerin Re" means Amerin Re Corporation, an Illinois stock insurance company and a wholly-owned subsidiary of the Company, and any successor or successors thereto.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States federal government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations of any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Rating Agency or (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Rating Agency.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Voting Common Stock and the Nonvoting Common Stock.

         "Compensation Committee" has the meaning set forth in Section 2.4.

         "Convertible Securities" means any evidences of indebtedness, shares of stock, options, warrants or other securities which are convertible into or exchangeable, with or without payment of additional consideration of cash or property, for shares of Voting Common Stock or rights to acquire shares of Voting Common Stock, either immediately or on a specified date or on the happening of a specified event.

         "Demand Registration" means a Demand Registration as defined in
Section 5.1.

         "Duly Endorsed" means duly endorsed in blank by the Person or Persons in whose name a stock certificate is registered or accompanied by a duly executed stock assignment separate from the certificate with the signature guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the National Association of Securities Dealers, Inc.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exiting Holder" means Friedman, Brafman or any Investor who, together with his or its Permitted Transferees who have agreed to be bound by this Agreement, holds Shares that constitute or are convertible or exchangeable into or for Registrable Stock (without regard to any restrictions on conversion or exchange by a Regulated Stockholder) the sale of which would reasonably be expected to yield gross proceeds of (i) in the case of any Investor, less than $5 million, (ii) in the case of Friedman, less than $2.5 million and (iii) in the case of Brafman, less than $1.25 million, in each case who desires to sell all Registrable Stock he or it holds and who is unable to utilize Rule 144 under the Securities Act (or any successor rule thereto) to effectuate a sale of such Voting Common Stock within a three-month period.

         "Friedman Family Trusts" means the Sarah Beth Friedman 1989 Trust, the Rachael L. Friedman 1989 Trust and the Daniel B. Rand 1990 Trust.

         "Incidental Registration" means an Incidental Registration as defined in Section 5.2.

         "Majority Shareholders" has the meaning set forth in Section 4.1(a).

         "Morgan Capital" means J.P. Morgan Capital Corporation, a Delaware corporation, together with its Affiliates.

         "MSLEF" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

         "Nonvoting Common Stock" means Nonvoting Common Stock, par value $.01 per share, of the Company.

         "Open Market Sale" means a sale conducted in accordance with Section
4.3 and pursuant to Rule 144 under the Securities Act (or any successor rule thereto); PROVIDED that any such sale shall comply with the manner of sale limitations contained in Rule 144(f) under the Securities Act as in effect on the date of this Agreement.

         "Permitted Transferee" of any Person shall mean

         (i) in the case of any Shareholder (other than those described in clauses (ii) through (iv) below), a person that is an Affiliate of such Shareholder, it being understood that for purposes of this provision in the case of any Shareholder or Permitted Transferee thereof that is a trust established under an employee benefit plan subject to ERISA, any trust (under a plan having the same sponsor as, or a successor sponsor to, such plan) that is a successor to the assets held by such trust or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor (or a successor sponsor) (an "Affiliated Employee Benefit Trust") shall be deemed an Affiliate of such Shareholder or Permitted Transferee thereof;

       (ii) in the case of MSLEF, (A) any general or limited partner of MSLEF (a "MSLEF Partner") and any corporation, partnership, Affiliated Employee Benefit Trust or other entity which is an Affiliate of any MSLEF Partner (collectively, the "MSLEF Affiliates"), so long as the transfer to such entities is a distribution in kind pursuant to the MSLEF limited partnership agreement in proportion to their interests (including, in the case of the general partner, its carried interest) in MSLEF's investment in the Company; (B) any current or former managing director, director, officer or employee of MSLEF or a MSLEF Affiliate (collectively, "MSLEF Associates"); (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any MSLEF Affiliate or MSLEF Associate; and (D) a trust, two-thirds of the beneficiaries (measured by beneficial interest therein) of which, or a corporation or partnership, two-thirds of the stockholders or general or limited partners (measured by percentage of equity or partnership interests) of which, consist of MSLEF, MSLEF Affiliates, MSLEF Associates, their spouses or their lineal descendants, PROVIDED that such entity is controlled by Morgan Stanley & Co. Incorporated or any of its Affiliates or any employees, officers, managing directors or directors thereof, and PROVIDED, FURTHER, that unless such entity is an investment fund in which the interests of the parties to this Agreement other than MSLEF do not exceed 50%, the interest of any of the parties hereto therein shall not exceed their proportionate interests in MSLEF, and PROVIDED, FURTHER, that no beneficiary, stockholder or partner other than MSLEF, any MSLEF Affiliate or any MSLEF Associate shall hold more than 10% of the interest or equity of such trust, corporation or partnership;

      (iii) in the case of a Regulation Y Stockholder, the ultimate parent corporation (a "Parent") of such Regulation Y Stockholder or any wholly-owned direct or indirect subsidiary of such Stockholder or such Parent; and

       (iv) in the case of any Senior Manager, a person that is his parent, spouse, sibling or lineal descendant (whether by birth or adoption), any Friedman Family Trust or beneficiary thereof and any trust that is for the exclusive benefit of such Senior Manager or such persons.

         "Person" shall mean an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

         "Rating Agencies" means Standard & Poor's Rating Service, a division of McGraw-Hill, Inc., and Moody's Investors Service.

         "Readily Marketable Securities" means those securities that are (i)(A) debt or equity securities or other interests of any Person that are traded on a national securities exchange or on the Nasdaq Stock Market or otherwise actively traded over-the-counter or (B) debt securities of an issuer that has debt or equity securities that are so traded and in which a nationally recognized securities firm has agreed to make a market and (ii) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or, if subject to restrictions under the Securities Act, are also subject to registration rights reasonably acceptable to the holders of a majority of the Shares that are not held by Majority Shareholders (as defined in Section 4.1(a)).

         "Registrable Stock" means any shares of Voting Common Stock until (i) a registration statement covering such shares of Voting Common Stock has been declared effective by the Commission and such shares have been disposed of pursuant to such effective registration statement, (ii) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which such shares may be sold pursuant to Rule 144(k) or (iii) such shares are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such shares not bearing the legend required pursuant to this Agreement and such shares may be resold without subsequent registration under the Securities Act.

         "Regulated Stockholder" shall have the meaning given to it in the Company's Amended and Restated Certificate of Incorporation.

         "Regulation Y Stockholder" means (i) any Shareholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y"), so long as such Shareholder shall hold, and only with respect to, Nonvoting Common Stock (or Voting Common Stock into which such Nonvoting Common Stock has been or may be converted), (ii) any Affiliate of a Regulation Y Stockholder that is a transferee of any such shares of Common Stock of the Company, so long as such Affiliate shall hold, and only with respect to, such shares or shares issued upon conversion of such shares and (iii) any Person to which such Regulation Y Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any such shares transferred by such stockholder or Affiliates or any shares issued upon conversion of such shares but only if such Person is (or any Affiliate of such Person is) subject to the provisions of Regulation Y.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Selling Holder" means a Shareholder which is selling Registrable Stock, or Shares that upon conversion or exchange will constitute Registrable Stock (without regard to any restrictions on conversion or exchange by any particular holder) pursuant to a registration statement under the Securities Act.

         "Senior Manager" means Brafman or Friedman.

         "Shareholder" means each Investor, Senior Manager and each other Person who from time to time agrees pursuant to Section 3.3 to be bound by this Agreement, for so long as he or it continues to hold any Shares.

         "Shares" means, at the time of any determination, all shares of Common Stock then held by the Shareholders.

         "Transfer" has the meaning set forth in Section 3.1, and "transfer" used as a noun shall have a correlative meaning.

         "Underwriter" means a securities dealer who purchases any Registrable Stock or Shares convertible into or exchangeable for Registrable Stock as principal and not as part of such dealer's market-making activities.

         "Voting Common Stock" means Voting Common Stock, par value $.01 per share, of the Company.

         (b) Certain other terms are defined in the preamble and recitals hereto. Such terms shall have the meanings assigned therein.


                                      ARTICLE II

                              MANAGEMENT OF THE COMPANY

         SECTION 2.1 SHALL NOT BE ENFORCEABLE BY MORGAN CAPITAL OR ITS TRANSFEREES, NOR SHALL MORGAN CAPITAL AND ITS TRANSFEREES BE DEEMED A PARTY TO SUCH PROVISIONS, AND SUCH PROVISIONS MAY BE AMENDED (OTHER THAN TO ADD MORGAN CAPITAL AS A PARTY THERETO), WAIVED OR TERMINATED WITHOUT THE CONSENT OR PARTICIPATION OF MORGAN CAPITAL OR ITS TRANSFEREES.

         2.1 BOARD OF DIRECTORS. (a) SIZE, NOMINATIONS, VACANCIES AND REMOVAL. The Board of Directors shall initially consist of 8 members. The Shareholder or Shareholders entitled to designate any particular director shall have the power to remove that director with or without cause and to appoint a director to replace such director. Each Shareholder agrees to vote the Voting Common Stock held by it and to take or cause to be taken such other action as may be necessary to effectuate the provisions of this Article II.

         (b) BASIC RULES ON COMPOSITION OF BOARD. The members of the Board of Directors shall, subject to the provisions of Section 2.1(c), be selected as follows:

         (i) Each of MSLEF and Aetna Life Insurance Company (acting together with its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement) shall be entitled at any time to designate one member of the Board of Directors so long as it (together with its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement) holds at such time at least 2.5% of the outstanding Common Stock at that time. This MSLEF director shall be a Class I Director, and the Aetna director shall be a Class III Director (as such terms are defined in the Company's Amended and Restated Certificate of Incorporation).

       (ii) MSLEF (acting together with its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement) shall be entitled at any time to designate a second member of the Board of Directors (in addition to the member appointed pursuant to clause (i)) so long as it (together with its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement) holds at such time at least 5.0% of the outstanding Common Stock at that time. Such director shall be a Class II Director (as defined in the Company's Amended and Restated Certificate of Incorporation).

      (iii) A majority in number of the Investors (other than Morgan Capital and MSLEF), acting together with their respective Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement, shall at any time be entitled to designate a representative or employee of any Investor as an additional member of the Board of Directors; PROVIDED that no more than two members of the Board of Directors shall be representatives, employees or affiliates of any Investor or its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement. Such director shall be a Class III Director (as defined in the Company's Amended and Restated Certificate of Incorporation).


       (iv) So long as Friedman continues to be employed by the Company, Amerin or Amerin Re, Friedman shall be entitled to be a member of the Board of Directors;

    PROVIDED that for the duration of any disability that makes him unable to participate in meetings of the Board of Directors, he shall be entitled to designate a member of the Board of Directors in his stead. Such director shall be a Class I Director (as defined in the Company's Amended and Restated Certificate of Incorporation).

         (v) So long as the Voting Common Stock is listed for trading on a national securities exchange or on the Nasdaq Stock Market, the Board of Directors shall include at least two independent directors. One such director shall be a Class II Director, and the other such director shall be a Class III Director (each, as defined in the Company's Amended and Restated Certificate of Incorporation).

         (c) Notwithstanding anything contained in Section 2.1(b), any Shareholder, together with its Permitted Transferees who have agreed pursuant to
Section 3.3 to be bound by this Agreement, holding at least two-thirds of the Shares (which Shares also constitute a majority of the outstanding shares of Common Stock) shall be entitled to designate at least two-thirds of the members of the Board of Directors.

         (d) The Shares held by Morgan Capital and its transferees shall not be taken into account in determining any percentages required for the amendment, waiver or termination of Sections 2.1(a) through 2.1(c).

         2.2 TRANSACTIONS WITH AFFILIATES. Any transaction between the Company, Amerin or Amerin Re on the one hand and any Shareholder or Affiliate of any Shareholder on the other (other than transactions pursuant to the terms of the Management Stock Agreement) shall be made on an arm's length basis and shall require the approval of the majority of the disinterested members of the Board of Directors in addition to any other approval required by the Company's Amended and Restated Certificate of Incorporation, the Company's By-laws or applicable law.

         2.3 OBSERVERS. Each Investor that does not have a representative on the Board of Directors shall be permitted to designate a person as an observer to be present at each meeting of the Board of Directors.

         2.4 COMPENSATION COMMITTEE. As provided in Section 3.11(d) of the Company's By-laws, the Board of

Directors shall establish and maintain at all times a Compensation Committee (the "Compensation Committee") of the Board of Directors. The Compensation Committee shall consist of two members: (i) a director designated by MSLEF (or if MSLEF is no longer entitled to nominate a director pursuant to Section 2.1(b)(i), by a majority in number of the Investors (other than Morgan Capital)) and (ii) Friedman (or if Friedman is no longer employed by the Company, a director designated by a majority in number of the Investors (other than Morgan Capital)). The Board of Directors shall not take action relating to executive compensation, including setting salaries, approving employment agreements, establishing stock incentive plans and bonus plans and the making of awards thereunder or on any other matters within the authority of the Compensation Committee unless such action shall have been recommended to the Board of Directors by the unanimous vote of the Compensation Committee.

         2.5 TERMINATION OF ARTICLE II. If at any time less than 20% of the outstanding Common Stock is held by Shareholders and Employee Grantees, then all of the provisions of Article II shall terminate.


                                     ARTICLE III

                           RESTRICTIONS ON TRANSFERABILITY

         3.1  GENERAL RESTRICTIONS.   Each Shareholder agrees that it will not,
directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any Shares (or solicit any offers to buy or otherwise acquire, or to take a pledge of any Shares), except in compliance with the Securities Act and this Agreement. In addition, except in a transfer permitted by the first sentence of Section 3.3 or otherwise as provided in Section 4.1 or pursuant to a merger, reorganization or consolidation of the Company, no Shareholder may transfer any Shares other than in a sale for cash without the consent of each other Shareholder (other than any Employee Grantee).

         3.2 LEGEND ON SHARE CERTIFICATES. (a) In addition to any other legend that may be required pursuant to the Management Stock Agreement or otherwise, each certificate for Shares that is issued to any Shareholder shall bear a legend in substantially the following form:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 1, 1995, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM AMERIN CORPORATION AND ANY SUCCESSOR THERETO."

         (b) If any shares of Common Stock shall cease to be, or be convertible into or exchangeable for, Registrable Stock, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first sentence of the legend required by Section 3.2(a) endorsed thereon. If any shares of Common Stock cease to be subject to any restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the second sentence of the legend required by Section 3.2(a) endorsed thereon.

         3.3 PERMITTED TRANSFEREES; TRANSFEREES TO BECOME BOUND. Notwithstanding anything in this Agreement to the contrary, any Shareholder may at any time transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Board of Directors or any other Shareholder or group of Shareholders so long as the transfer to such Permitted Transferee is not in violation of applicable federal or state or foreign securities laws. No party to this Agreement shall issue or transfer any shares of Common Stock to any Person (whether or not a Permitted Transferee), unless such transferee shall have agreed in writing to be bound by the terms of this Agreement; PROVIDED that neither (x) Permitted Transferees of MSLEF (other than Morgan Stanley & Co. Incorporated and its Affiliates) nor (y) transferees that acquire such shares of Common Stock (i) in a public offering registered under the Securities Act, (ii) in an Open Market Sale or (iii) from the Company pursuant to the 1992 Plan as Employee Grantees who are or become parties to the Employee-Shareholders Agreement, shall be subject to this requirement.

         3.4 ADVERSE PERSONS. No Shareholder shall transfer any Shares to any Adverse Person without the Board of Directors' consent, which may be withheld in its absolute discretion; PROVIDED that this restriction shall not apply to any Open Market Sale or any sale in a registered public offering pursuant to Article V.

         3.5 TRANSFERS BY REGULATION Y STOCKHOLDERS. Notwithstanding the termination of any provision of this Agreement or anything to the contrary that may be contained in this Agreement, in addition to any other restrictions on transfer that may apply pursuant to this Agreement, no Shareholder that is a Regulation Y Stockholder may transfer any Nonvoting Common Stock, except (i) to the Company, (ii) to any other Shareholder or Shareholders pursuant to a right of first offer extended to all Shareholders pro rata in accordance with the provisions of this Agreement, (iii) to any Person or group of Persons who own, prior to giving effect to the proposed transfer, 50% or more of the outstanding Voting Common Stock, (iv) to the Parent of such Regulation Y Stockholder or any wholly-owned direct or indirect subsidiary of such Parent (a "Controlled Subsidiary"), (v) in connection with any merger, consolidation, reorganization or sale of shares of the Company representing 50% or more of the outstanding Voting Common Stock (a "reorganization"), (vi) in conjunction with a sale of shares by any other Shareholder or Shareholders pursuant to Section 4.2, provided that the Regulation Y Stockholder did not initiate such sale of shares (a "joined sale"), (vii) in a registered public offering or an open market sale pursuant to Rule 144 under the Securities Act (or any successor rule thereto), in each case in accordance with the provisions of this Agreement, (viii) in a private sale (otherwise than to the Company, another Person pursuant to clause
(ii) or (iii) above, a Parent, a Controlled Subsidiary of such Parent or in a joined sale or reorganization); PROVIDED that the Regulation Y Stockholder
(A) shall have first offered to the Company the right to purchase all of such Nonvoting Common Stock being sold pursuant to a written offer which shall have been open to acceptance for a period of at least 10 days, for cash at a price which did not exceed the price obtained in the private sale, and (B) shall not knowingly sell or otherwise transfer to any single Person or group of Persons acting in concert a number of shares of Nonvoting Common Stock that, if converted into Voting Common Stock would represent more than 2 percent of the Voting Common Stock of the Company then outstanding, or (ix) upon the advice of counsel to such Regulation Y Stockholder that such sale or other transfer is permitted under the laws and regulations applicable to such Regulation Y Stockholder.

         3.6 TERMINATION OF CERTAIN PROVISIONS OF ARTICLE III. The last sentence of Section 3.1, the last sentence of Section 3.3, and Section 3.4, shall terminate automatically at such time as less than 20% of the outstanding shares of Common Stock are held by Shareholders and Employee Grantees.


                                      ARTICLE IV

                               RIGHTS TO COMPEL A SALE;
                           RIGHTS TO PARTICIPATE IN A SALE

         4.1 RIGHTS TO COMPEL A SALE. (a) If at any time three or more of the Persons specified in Section 4.1(b) holding at least 55% of the Shares (other than Common Stock held by Morgan Capital and its Permitted Transferees) (collectively, the "Majority Shareholders"), propose to sell to any Person other than a Majority Shareholder or an Affiliate of any Majority Shareholder, for cash, Cash Equivalents or Readily Marketable Securities, all Shares held by them and their respective Permitted Transferees who have agreed pursuant to Section
3.3 to be bound by this Agreement (the "Sale Offer"), then the Majority Shareholders may, at their option, require each and every other Shareholder including Morgan Capital (the "Remaining Shareholders") to sell all Shares held by them to such Person for the same consideration per Share and otherwise on the same terms and conditions upon which the Majority Shareholders sell their Shares; PROVIDED that no Remaining Shareholder shall be required to sell any Shares to such Person if such Remaining Holder shall determine in good faith that such sale would constitute a violation of applicable law or regulation or otherwise subject such Remaining Shareholder to material liability.

         (b) The Persons who may participate in the exercise of rights under
Section 4.1(a) shall include all Investors (other than Morgan Capital) (each, together with its Permitted Transferees who have agreed pursuant to Section 3.3 to be bound by this Agreement); PROVIDED that an Investor may not participate in such exercise if it is a "party in interest" within the meaning of ERISA with respect to any Remaining Shareholder.

         (c) The Majority Shareholders shall cause the Sale Offer to be reduced to writing and shall provide a written notice (the "Sale Notice") of the Sale Offer to the Company and the Company shall provide written notice of the Sale Offer to the Remaining Shareholders. The Sale Notice shall contain written notice of the exercise of the Majority Shareholders' rights pursuant to Section 4.1(a), setting forth the consideration per Share to be paid and the other terms and conditions of the Sale Offer. Within 20 days following the date of the Sale Notice, each of the Remaining Shareholders shall deliver to a representative of the Majority Shareholders designated in the Sale Notice certificates representing the Shares held by such Remaining Shareholder, Duly Endorsed, together with all other documents required to be executed in connection with such Sale Offer or, if such delivery of certificates is not permitted by applicable law or regulation or an interpretation thereof by a governmental authority, an unconditional agreement to deliver such Shares pursuant to this
Section 4.1(c) against delivery to such Remaining Shareholder of the consideration therefor. Such representative shall hold such Shares in trust for the Remaining Shareholders pending completion or abandonment of such sale. If a Remaining Shareholder fails to deliver such certificates to the Majority Shareholders, the Company shall cause the books and records of the Company to show that such Shares are bound by the provisions of this Section 4.1(c). If, within 120 days after the Majority Shareholders give the Sale Notice, they have not completed the sale of all of the Shares, the Majority Shareholders shall return to each Remaining Shareholder all certificates representing the Shares that such Remaining Shareholder delivered for sale pursuant hereto. Promptly after the consummation of the sale of Shares pursuant to this Section 4.1, the Majority Shareholders shall give notice thereof to the Remaining Shareholders, shall remit to each of the Remaining Shareholders the total consideration for the Shares of the Remaining Shareholders sold pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by the Remaining Shareholders.

         4.2 RIGHTS TO PARTICIPATE IN A SALE. (a) No Shareholder (for purposes of this Section 4.2, the "Selling Shareholder") shall, directly or indirectly, sell or otherwise dispose of any Shares (other than to a Permitted Transferee under Section 3.3, in an Open Market Sale, in a registered public offering or in a transaction as to which Majority Shareholders have exercised their rights under

Section 4.1) without giving prior written notice (a "Section 4.2 Notice") to the Company and to each other Shareholder of (i) the minimum price of the intended sale, (ii) the maximum number (and percentage) of the Company's Common Stock proposed to be sold, and (iii) the maximum number (and percentage) of the Selling Shareholder's Shares proposed to be sold. The Section 4.2 Notice shall also identify the Person to whom the Selling Shareholder proposes to sell Shares and provide an adequate description of any noncash consideration to be paid for the Shares (if the Shareholders shall have consented to the use of noncash consideration pursuant to Section 3.1) and of any other material terms of the proposed sale. Each Shareholder other than the Selling Shareholder shall, within 30 days of receipt of the Section 4.2 Notice, notify the Company, the Selling Shareholder and each other Shareholder in writing of the number and percentage of its Shares it proposes to include in the sale. Delivery of such notice shall constitute that Shareholder's irrevocable consent to the sale of the number of Shares specified in such notice or such lesser number as it may be determined that such Shareholder is permitted to include in such sale pursuant to Section 4.2(b).

         (b) If the total amount of stock proposed to be included in the sale by all Shareholders constitutes a greater proportion of the Company's Common Stock than was proposed to be sold as set forth in the Section 4.2 Notice, the amount of Shares of each Shareholder participating in the sale shall be scaled back by reducing the number of each Shareholder's Shares to be included in the sale such that no Shareholder participating in such sale may participate with respect to a greater percentage of its Shares than any other Shareholder, except for another Shareholder that is participating with respect to a lower percentage of its Shares that constitutes all of the Shares covered by its notice given pursuant to Section 4.2(a).

         (c) Unless each Shareholder is to participate in any sale subject to
Section 4.2(a) with respect to the same percentage of its Shares, the price at which such sale may be made may not exceed the price set forth in the Section
4.2 Notice without the written consent of each Shareholder entitled to participate who does not participate or who does not participate to the full extent permitted in such sale. Any Shareholder who fails to respond in writing to the Selling Shareholder, within five business days after receipt of a written request for such consent, shall be deemed to have given its consent to such change in price. If any Shareholder refuses to consent, the Selling Shareholder may renotify the other Shareholders of the revised terms of sale pursuant to Section 4.2(a), but in such case the other Shareholders will have five business days (rather than 30 days) to respond to such notice. In addition, under no circumstances shall the Selling Shareholder sell a percentage of its Shares greater than the percentage set forth in the Section 4.2 Notice.


         (d) After calculating the number of Shares of each Shareholder to be included in any sale pursuant to Section 4.2(b), the Company shall promptly notify each Shareholder in writing. Each Shareholder shall deliver to the Selling Shareholder a certificate or certificates representing the Shares to be sold, together with a limited power-of-attorney authorizing the Selling Shareholder to sell such Shares pursuant to the terms described in the Section
4.2 Notice. Upon receipt of all such certificates, the Selling Shareholder shall consummate the sale as contemplated by the Section 4.2 Notice and the terms of this Section 4.2.

         (e) Promptly after the consummation of the sale of Shares pursuant to this Section 4.2, the Selling Shareholder shall give notice thereof to the other Shareholders, shall remit to each of the other Shareholders the total consideration for the Shares of the other Shareholders sold pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by the other Shareholders.

         (f) If at any time less than 20% of the outstanding Common Stock is held by the Shareholders and Employee Grantees, the provisions of this Section
4.2 shall terminate.

         4.3 RIGHTS TO PARTICIPATE IN AN OPEN MARKET SALE. (a) No Shareholder (for purposes of this Section 4.3, the "Selling Shareholder") shall, directly or indirectly, sell or otherwise dispose of any Shares in an Open Market Sale without giving prior written notice (a "Section 4.3 Notice") to the Company and to each other Shareholder of (i) either (x) the minimum price of the intended sale or (y) a formula (based on the market price of the Common Stock) that will be used to determine the price(s) of the intended sale, which may or may not include a minimum price for such sale,(ii) the maximum number (and percentage) of the Company's Common Stock proposed to be sold, and (iii) the maximum number of the Selling Shareholder's Shares proposed to be sold. The

Section 4.3 Notice shall also provide an adequate description of the proposed manner and timing of sale, including the identity of (and compensation and other arrangements relating to the sale with) any broker or other agent to be used in connection with the sale. Each Shareholder other than the Selling Shareholder shall, within 10 days of receipt of the Section 4.3 Notice, notify the Company, the Selling Shareholder and each other Shareholder in writing of the number and percentage of any of its Shares that it proposes to include in the sale. Delivery of such notice shall constitute the Shareholder's consent to the sale of the number of Shares specified in such notice or such lesser number as may be allocated to such Shareholder pursuant to Section 4.3(c), its consent to the proposed manner of sale and its agreement to be bound by the compensation, expense reimbursement and indemnity terms of the broker or agent effecting such sale.

         (b) Each Shareholder shall deliver to the Selling Shareholder (or a broker or agent designated by the Selling Shareholder) a certificate or certificates representing the Shares to be sold, together with a limited power-of-attorney authorizing the Selling Shareholder (or the applicable broker or agent) to sell such Shares in accordance with the terms described in the
Section 4.3 Notice.

         (c) Any Open Market Sales made by the Selling Shareholder (or by any broker or agent selected by it) shall be allocated proportionately among the Shares proposed to be sold by such Selling Shareholder and each other Shareholder which has, pursuant to Section 4.3(a), notified the Selling Shareholder of its inclusion of Shares in the Open Market Sale so that the ratio of the number of Shares actually sold for the account of each participating Shareholder to the maximum number of Shares proposed to be sold by such Shareholder is as nearly equal as possible to such ratio with respect to each other Shareholder.

         (d) The Selling Shareholder (or the applicable broker or agent) shall notify the participating Shareholders in writing periodically as to the progress and status of such Open Market Sales, shall promptly remit to each of the other Shareholders the consideration (net of such Shareholder's share of brokerage fees and expenses and other allocable costs) for the Shares of such other Shareholder sold, and shall furnish such other evidence of the completion and time of completion of such sales and the terms thereof as may be reasonably requested by each other Shareholder. No Shareholder shall have any liability of any nature to any other Shareholder for any actions or omissions by a broker or other agent in making any sales or performing the other services specified in this Section 4.3, whether or not that broker or agent was selected by that Shareholder.

         (e) If a Shareholder notifies the Selling Shareholder (or the applicable broker or dealer) of such Shareholder's desire to withdraw all or a portion of its Shares to be sold, the Selling Shareholder (or the applicable broker or dealer) shall promptly return to such Shareholder all certificates representing such Shares.

         (f) If at any time less than 20% of the outstanding Common Stock is held by the Shareholders and Employee Grantees, the provisions of this Section
4.3 shall terminate.


                                      ARTICLE V

                                 REGISTRATION RIGHTS

         5.1 DEMAND REGISTRATION. (a) Any one or more Shareholders may make a written request for registration of Registrable Stock under the Securities Act (a "Demand Registration") held by such Shareholders or Registrable Stock into or for which Shares held by such Shareholders are convertible or exchangeable (without regard to any restrictions on conversion or exchange by any particular holder); PROVIDED that,(i) the Registrable Stock sought to be registered would constitute at least 10% of the outstanding Common Stock of the Company or (ii) if the Shareholder or Shareholders making such request includes any Senior Manager, the Registrable Stock sought to be registered by all Senior Managers, in the aggregate, would constitute at least 1.0% of the outstanding Common Stock of the Company. The Company shall not be obligated to effect any Demand Registration within six months of the date any registration statement with respect to Voting Common Stock (other than a registration statement on Form S-4 or S-8 or any successor form thereto), including, without limitation, any registration statement filed in connection with a Demand Registration, becomes effective. Notwithstanding the foregoing, the Company shall not be obligated to effect any Demand Registration pursuant to clause (ii) above within twelve months of the date any other registration statement filed in connection with a Demand Registration pursuant to clause (ii) above becomes effective. Each request for a Demand Registration will specify the number of shares of

Registrable Stock proposed to be sold and will also specify the intended method of disposition thereof. Within 10 days after receipt of such request, the Company will give written notice of such registration request to all other Shareholders holding Registrable Stock or Shares convertible into or exchangeable for Registrable Stock (without regard to any restrictions on conversion or exchange by any particular holder) and include in such registration all Registrable Stock with respect to which the Company has received written requests for inclusion therein within 20 Business Days after the receipt by the applicable holder of the Company's notice. Each request will also specify the number of shares of Registrable Stock to be registered and the intended method of disposition thereof. The Company shall also be permitted, at any time prior to the expiration of such 20 day period, to include Voting Common Stock or Convertible Securities in such Demand Registration to the extent consistent with Section 5.3.

         (b) The Company may require, and the Shareholders desiring to sell a majority of shares of the Registrable Stock to be registered in a Demand Registration may elect, that the offering pursuant to such Demand Registration be in the form of a firm commitment underwritten offering. In that event, all Shares to be registered shall be registered for sale only in such underwritten offering, the Shareholders desiring to sell a majority of shares of the Registrable Stock to be registered in the Demand Registration shall select the book-running managing Underwriter in connection with any underwritten offering and any additional investment bankers and managers to be used in connection with the offering; PROVIDED that such managing Underwriter and additional investment bankers and managers must be reasonably satisfactory to the Company.

         5.2 INCIDENTAL REGISTRATION. If at any time prior to the tenth anniversary of the effectiveness of this Agreement the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company of Common Stock or Convertible Securities for its own account or for the account of any of its respective holders of Common Stock or Convertible Securities, excluding any registration statement on Form S-4 or S-8 (or any successor form thereto) or filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders, then the Company shall give written notice of such proposed filing to the Shareholders holding Registrable Stock or Shares convertible into or exchangeable for Registrable Stock (without regard to any restrictions on conversion or exchange by any particular holder) as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer the Shareholders the opportunity to register such number of shares of Registrable Stock as each Shareholder may request (an "Incidental Registration"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Stock requested to be included in an Incidental Registration to be included on the same terms and conditions as any similar securities of the Company included therein.

         5.3 REDUCTION OF OFFERING. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in
Section 5.1 or 5.2 deliver a written opinion to the holders of the Registrable Stock or Shares convertible into or exchangeable for Registrable Stock (without regard to any restrictions on conversion or exchange by any particular holder) included in such offering that the size of the offering that the Shareholders, the Company and such other Persons intend to make is such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Stock requested to be included, then the amount of Registrable Stock to be offered for the accounts of Shareholders shall be reduced pro rata (according to the number of shares of Registrable Stock proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters, PROVIDED that (i) no reduction in the number of shares of Registrable Stock to be offered by one or more Exiting Holders shall be made unless the amounts of securities to be offered by other Shareholders and, in the case of a Demand Registration, the number of shares to be offered by the Company and other Shareholders shall have been reduced to zero, (ii) in the case of an Incidental Registration, if securities are being offered for the account of other Persons as well as the Company, then the number of shares of Registrable Stock intended to be offered by Shareholders shall not be reduced until the number of shares of Voting Common Stock intended to be offered by such other Persons is reduced to zero and (iii) in the case of a Demand Registration,
(A) no reduction in the number of shares of Registrable Stock to be offered by the Shareholders entitled to participate in such Demand Registration shall, if the Company shall have offered and sold Common Stock or Convertible Securities pursuant to a registration statement other than on Form S-4 or S-8 (or any successor or similar form thereto) within the last 12 months, be made unless the amount of securities to be included by the Company in such Demand Registration pursuant to the last sentence of Section 5.1(a) shall have first been reduced to zero and
(B) such Shareholders shall in any event in the aggregate be entitled to include in such Demand Registration Registrable Stock representing at least 25% of the estimated proceeds of the offering.

         5.4 FILINGS; INFORMATION. Whenever Shareholders request that any Registrable Stock be registered pursuant to Section 5.1 or Section 5.2 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Stock in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

         (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days; PROVIDED that if the Company shall furnish to the Shareholders making a request pursuant to Section 5.1 a certificate signed by either its Chairman or the Vice Chairman stating that in the good faith judgment of the Board of Directors it would be significantly disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 5.1. The right to defer such filing may not be exercised more than one time in any twelve month period.

         (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder and each Underwriter, if any, of the Registrable Stock covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such

    Selling Holder and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such Selling Holder.

         (c) After the filing of the registration statement, the Company will promptly notify each Selling Holder of Registrable Stock covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

         (d) The Company will use its best efforts to (i) register or qualify the Registrable Stock under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder reasonably (in light of such Selling Holder's intended plan of distribution) requests and
    (ii) cause such Registrable Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Stock owned by such Selling Holder; PROVIDED that the Company will not be required to
    (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

         (e) The Company will immediately notify each Selling Holder of such Registrable Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each Selling Holder any such supplement or amendment.

         (f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Stock.

         (g) The Company will make available for inspection by any Selling Holder of such Registrable Stock, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Selling Holder of such Registrable Stock agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Selling Holder of such Registrable Stock further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

         (h) The Company will furnish to each Selling Holder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Majority Holders of the issue of Registrable Stock included in such offering or the managing Underwriter therefor reasonably requests.

         (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         (j) The Company will use its best efforts to cause all such Registrable Stock to be listed on each securities exchange on which similar securities issued by the Company are then listed.

         The Company may require each Selling Holder of Registrable Stock to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Stock as the Company may from time to time reasonably request and such other information relating to such Selling Holder as may be legally required in connection with such registration.

         Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Stock pursuant to the registration statement covering such Registrable Stock until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4(e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective

(including the period referred to in Section 5.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.4(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Stock covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 5.4(e) hereof.

         5.5 REGISTRATION EXPENSES. In connection with any registration statement required to be filed under Section 5.1 or Section 5.2 hereof, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Stock),
(iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Stock, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 5.4(h) hereof), (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for the Selling Holders selected by Selling Holders holding the majority of Registrable Stock to be sold for the account of all Selling Holders in the offering, and (ix) fees payable to the National Association of Securities Dealers, Inc. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Stock, or any out-of-pocket expenses of the Selling Holders (or the agents who manage their accounts).

         5.6 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Stock (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use therein; PROVIDED that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Selling Holder from whom the person asserting any such loss, claim, damage or liability purchased the Registrable Stock if it is determined that it was the responsibility of such Selling Holder to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company also agrees to indemnify each Underwriter of the Registrable Stock, its officers and directors and each person who controls such Underwriter on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 5.6.

         5.7 INDEMNIFICATION BY HOLDERS OF REGISTRABLE STOCK. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on the same basis as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder or the Selling Holder's plan of distribution furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Stock, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 5.6. Each Selling Holder also agrees to indemnify and hold harmless each Underwriter of the Registrable Stock, its officers and directors and each person who controls such Underwriter on substantially the same basis as that of the indemnification of the Company provided in this Section 5.7. No Selling Holder shall be liable to any Person under this Section 5.7 for amounts in excess of the net proceeds to it of the Registrable Stock sold by it.

         5.8 CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 5.6 or
Section 5.7, such Person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for reasonable fees and expenses of counsel as contemplated by the second and third sentences of this
Section 5.8 and the Indemnified Party shall be entitled to such reimbursement, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) reasonable notice of such settlement offer has been received by the Indemnified Party, (ii) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (iii) such Indemnifying Party shall not have reimbursed the Indemnified Party for such reasonable fees and expenses of counsel in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         5.9 CONTRIBUTION. If the indemnification provided for in Section 5.6 or Section 5.7 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holders' obligations to contribute pursuant to this Section 5.9 are several in proportion to the proceeds of the offering received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint. Notwithstanding any provision to the contrary contained herein, no Selling Holder shall be liable to any Person under this Section 5.9 for amounts in excess of the net proceeds to it of the Registrable Stock sold by it.

         5.10 PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Shareholder may participate in any underwritten registration hereunder unless such Shareholder
(a) agrees to sell such Shareholder's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Article V.

         5.11 RULE 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable Shareholders to sell Registrable Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

         5.12 HOLDBACK AGREEMENTS. (a) To the extent not inconsistent with applicable law, in the case of any underwritten public offering, each Shareholder agrees not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or a similar security of the Company, or any securities convertible into or exercisable or exchangeable for such securities (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, if and to the extent requested by the managing Underwriter or Underwriters, during the 25 days prior to, and during the 180-day period beginning on, the effective date of such registration statement (except as part of such registration) without the consent of such managing Underwriter or Underwriters.

         (b) The Company agrees (i) that, if and to the extent requested by the managing Underwriter or Underwriters, neither it nor any of its Affiliates will
(A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or a similar security of the Company or any securities convertible into or exercisable or exchangeable for such securities or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, during the 25 days prior to, and during the 180-day period beginning on, the effective date of any registration statement (except as part of such registration statement where consistent with the terms of Section 5.1 or 5.2, as applicable) or the commencement of a public distribution of Registrable Stock; and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any transactions described in clauses (A) or (B) above during the periods described in (i) above (except as part of any such registration, if permitted); PROVIDED that the provisions of this paragraph (b) shall not prevent (x) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the managing Underwriter or Underwriters have been advised in writing or (y) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company, including, without limitation, the 1992 Plan.

                                      ARTICLE VI

                                   OTHER AGREEMENTS

         6.1 CONFIDENTIALITY. (a) Each Shareholder hereby agrees that Confidential Information (as defined below) furnished and to be furnished to it or him was and will be made available in connection with such Shareholder's investment in the Company. Each Shareholder agrees that he or it will not use the Confidential Information in any way to the competitive disadvantage of the Company, Amerin or Amerin Re. Each Shareholder further acknowledges and agrees that he or it will not disclose any Confidential Information to any Person; PROVIDED that Confidential Information may be disclosed (i) to such Shareholder's Representatives (as defined below) in the normal course of the performance of their duties, (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Shareholder is subject),
(iii) as necessary in connection with maintaining regulatory approvals, approvals of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation or claims paying ability ratings needed to operate the business of the Company, Amerin and Amerin Re, (iv) to any regulatory entity or rating agency in the regular course of such Shareholder's dealings with such entity or agency, as long as such entity or agency is advised of the confidential nature of such information, (v) to any Person to whom such Shareholder is contemplating a transfer of his or its Shares, provided that such transfer would not be in violation of the provisions of this Agreement and as long as such person is advised of the confidential nature of such information and agrees to be bound by the provisions hereof, (vi) if the prior written consent of the Board of Directors shall have been obtained and (vii) by any Senior Manager in the normal course of exercising his duties as an employee of the Company, Amerin and Amerin Re. Nothing contained herein shall prevent the use of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

         (b) "Confidential Information" means the information furnished and to be furnished to any Shareholder relating to the Purchase Agreement, the Investment Agreement, the Securities Purchase Agreement and the transactions contemplated thereby, or to its investment in the Company, including but not limited to the identity of the Shareholders and their respective Affiliates and the business and operations of the Company, Amerin and Amerin Re; PROVIDED that the term "Confidential Information" does not include information which (i) was or becomes generally available publicly other than as a result of a disclosure by a Shareholder or his or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as "Representatives") in violation of the Purchase Agreement or this Agreement,
(ii) becomes available to a Shareholder on a nonconfidential basis from a source other than the Company, any regulatory or rating agency, or another Shareholder or his or its Representatives, provided that such source is not, to the best of such Shareholder's knowledge, bound by a confidentiality agreement with the Company or another Person or (iii) was lawfully in possession of such Shareholder prior to January 1, 1992 (except that this clause (iii) shall not apply to information concerning the identity of the Shareholders and their respective Affiliates).

         (c) Each Shareholder acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 6.1 by such Shareholder or any of its or their respective Representatives and that, in addition to all other remedies that may be available, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         6.2 NONCOMPETITION. (a) In connection with the acquisition by Friedman and Brafman of shares of Voting Common Stock as set forth in the Management Stock Agreement and in consideration of Amendment No. 1 to the Management Stock Agreement (in connection with the Initial Public Offering) and the lapse following the Initial Public Offering of certain Limitations, as defined in the Management Stock Agreement, on the Voting Common Stock held by Friedman and Brafman, each of Friedman and Brafman agrees that following the termination of his employment with the Company, Amerin and Amerin Re or any of their respective Affiliates (such that he is no longer employed with any such entity), (i) in the case of Friedman, until the date ten

(10) years following the date of such termination of his employment and (ii) in the case of Brafman, until the date three (3) years following the date of such termination of his employment, he will not enter into competitive endeavors and will not undertake any commercial activity which is competitive with the Company, Amerin or Amerin Re or any of their respective Affiliates, in the mortgage insurance business, including becoming an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter security market), officer, agent, consultant or director of any firm or person in any geographic area which either directly competes with or derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly competes with the Company, Amerin or Amerin Re or any of their respective Affiliates, in the mortgage insurance business.

         (b) It is expressly understood and agreed that although Friedman, Brafman and the Company consider the restrictions contained in this Section 6.2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained herein is an unenforceable restriction against Friedman and/or Brafman, the provisions of this Section 6.2 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6.2 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         6.3 ILLEGALITY. (a) In the event of any change in any law or regulation or interpretation thereof by any governmental authority that makes it unlawful or otherwise prohibited for any Investor to continue to hold its investment in the Company, the Company and the Investors will use reasonable efforts to restructure the Company's capital structure so that such Investor may continue to hold an interest in the Company that is as similar as possible to its existing investment in terms both of its economic and corporate governance rights.

         (b) In the event that it becomes unlawful for any Investor to continue to hold some or all of the Shares of any class held by it, or restrictions are imposed on any such Investor by any statute, regulation or governmental authority which, in the reasonable judgment of such Investor, make it unduly burdensome to continue to hold all or a portion of such Shares of any class, such Investor may sell or otherwise dispose of so much of its Shares as necessary to make it not unlawful or unduly burdensome on such Investor to continue to hold the remainder, if any, of the Shares of any class held by it, and the Company shall assist such Investor in disposing of such Shares in a prompt and orderly manner, and, at the request of such Investor, shall provide (and authorize such Investor to provide) financial and other information concerning the Company to any prospective purchaser of the Shares of any class owned by such Investor.

         6.4 NOTICES OF ACQUISITIONS. In addition to any notices otherwise required hereunder, each Shareholder agrees to notify MSLEF of the acquisition by such Shareholder of beneficial ownership of an equity security of the Company that is registered pursuant to Section 12 of the Exchange Act, within 5 days of such acquisition. A copy of such notice shall be sent to: Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, Attn: David W. Ferguson, telecopier: (212) 450-4800.


                                     ARTICLE VII

                                    MISCELLANEOUS

         7.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written among the parties and hereto with respect to the subject matter hereof.

         7.2 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         7.3 ASSIGNABILITY. This Agreement shall not be assignable by any party hereto, except that any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be a "Shareholder", and any Shareholder who ceases to hold any Shares shall cease to be bound by the terms hereof, except for the terms of Section 6.1.

         7.4 AMENDMENT; WAIVER; TERMINATION. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of Article V or this sentence may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board of Directors and by each of the Shareholders holding Registrable Stock or Shares convertible into or exchangeable for Registrable Stock (without regard to any restrictions on conversion or exchange by any particular holder). No provision of Section 6.2 or this sentence may be amended or otherwise modified except by an instrument in writing executed by (i) the Company, (ii) any Senior Manager adversely affected by such amendment or modification, and (iii) Investors and their respective Permitted Transferees who have agreed to be bound by this Agreement holding at least two-thirds of the Shares held by such Investors and Permitted Transferees. No other provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board of Directors and Shareholders holding at least two-thirds of the Shares.

         (b) In addition, (i) no provision of this Agreement that is specifically applicable to Morgan Capital or Regulation Y Stockholders in their capacity as such shall, except as set forth in Section 2.1(d), be amended or otherwise modified or terminated except with the consent of Morgan Capital and
(ii) no provision of this Agreement that explicitly protects the Senior Managers in their capacity as such or their rights under the Management Stock Agreement may be amended or otherwise modified or terminated except with the consent of each Senior Manager.

         7.5 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that money damages would not be a sufficient remedy for breach of the provisions of this Agreement by any of them and that, in addition to all other remedies that may be available, the other parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Each of the parties hereto also acknowledges and agrees that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         7.6 NOTICES. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by telecopy (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the telecopy number or address set forth below its name on the signature pages hereof or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made upon receipt. Any Person who becomes a Shareholder shall provide its address and telecopy number to the Company, which shall promptly provide such information to each other Shareholder.

         7.7 HEADINGS. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         7.9 EFFECTIVENESS. This Agreement shall become effective automatically upon, and only upon, (i) execution of this Agreement by the Company and the Company's receipt of duly executed counterparts of this Agreement from Shareholders holding at least two-thirds of the Shares and (ii) the consummation of the Initial Public Offering. Upon the effectiveness of this Agreement, the terms of this Agreement shall govern the rights and obligations of the parties with respect to the matters governed hereby and shall supersede the terms of the Old Shareholders Agreement in their entirety as to all periods on or after the date of such effectiveness. If the Initial Public Offering shall not have occurred on or prior to March 31, 1996, this Agreement shall terminate and have no force and effect, and the Old Shareholders Agreement shall remain in full force and effect.

         7.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                       AMERIN CORPORATION


                                       By:/s/ George G. Freudenstein
                                           -------------------------------------
                                          Name:  George G. Freudenstein
                                          Title:  Chairman

                                          200 East Randolph Drive
                                          49th Floor
                                          Chicago, IL 60601
                                          Attention:   Chairman
                                          Telecopier:  (312) 540-0564


                                       GERALD L. FRIEDMAN


                                       /s/ Gerald L. Friedman
                                        ----------------------------------------
                                       Gerald L. Friedman

                                       636 Lake Avenue
                                       Greenwich, Connecticut 06380
                                       Telecopier:  (203) 869-2368


                                       STUART M. BRAFMAN


                                       /s/ Stuart M. Brafman
                                        ----------------------------------------
                                       Stuart M. Brafman

                                       161 E. Chicago Avenue
                                       Unit 30B
                                       Chicago, IL 60611
                                       Telecopier:  (312) 951-7990


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

                                       J.P. MORGAN CAPITAL CORPORATION


                                       By:/s/ Peter H. Gleason
                                           -------------------------------------
                                          Name:   Peter H. Gleason
                                          Title:  Manager and Director

                                          60 Wall Street
                                          New York, New York 10260
                                          Attention:    Peter Gleason
                                          Telecopier:  (212) 648-5002




                                       THE MORGAN STANLEY LEVERAGED
                                         EQUITY FUND II, L.P.

                                       By MORGAN STANLEY LEVERAGED
                                            EQUITY FUND II, INC., as
                                            General Partner


                                       By:/s/ Howard Hoffen
                                           -------------------------------------
                                          Name:  Howard Hoffen
                                          Title: Vice President

                                          1221 Avenue of the Americas
                                          New York, New York 10020
                                          Attention:   Alan E. Goldberg
                                          Telecopier:  (212) 703-7951

                                       LEEWAY & CO.

                                       By State Street Bank & Trust
                                         Co., a partner


                                       By:/s/ John Muir
                                           -------------------------------------
                                          Name:  John Muir
                                          Title: Assistant Vice President


                                          John Muir
                                          c/o State Street Bank & Trust Co.
                                          1 Enterprise Drive
                                          North Quincy, MA 02171
                                          Telecopier: (617) 537-6567

                                          with a copy to:
                                          Larry M. Unrien
                                          AT&T Investment Management Corp.
                                          One Oak Way, Room 1ED189
                                          Berkeley Heights, NJ 07922
                                          Telecopier:  (908) 771-9614

                                       MELLON BANK, N.A., TRUSTEE
                                         for FIRST PLAZA GROUP TRUST
                                         (as directed by General
                                         Motors Investment Management
                                         Corporation)


                                       By: /s/ Patricia J. Veilleux
                                          -------------------------------------
                                          Name:   Patricia J. Veilleux
                                          Title:  Associate Counsel

                                          Mellon Bank, N.A.
                                          One Mellon Bank Center
                                          Room 1935
                                          Pittsburgh, PA 15258-0001
                                          Attention:   Legal Department
                                          Telecopier:  (412) 234-0555

                                          with a copy to:
                                          Walter M. Cain
                                          General Motors Investment
                                             Management Corporation
                                          767 Fifth Avenue
                                          New York, New York 10153
                                          Telecopier:  (212) 418-3651



                                       AETNA LIFE INSURANCE COMPANY


                                       By:/s/ Thomas W. Hallagan
                                          -------------------------------------
                                          Name:  Thomas W. Hallagan
                                          Title: Investment Manager


                                          Aetna Life Insurance Company
                                          151 Farmington Avenue - IG6U
                                          Hartford, CT 06156-9342
                                          Telecopier:  (203) 275-3501



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